Exhibit 10.8

FORTUNE BRANDS, INC.

1999 LONG-TERM INCENTIVE PLAN

Amendment

Section 12(a) of the Plan is amended by replacing the first sentence with the following:

“In the event of any merger, consolidation, stock or other non-cash dividend, extraordinary cash dividend, split-up, spin-off, combination or exchange of shares, reorganization or recapitalization or change in capitalization, or any other similar corporate event, the Committee may make such adjustments in (i) the aggregate number of shares subject to the Plan and the number of shares that may be made subject to Awards to any individual Participant as set forth in Sections 7(a) and
10(a) as well as the aggregate number of shares that may be made subject to any type of Award, (ii) the number and kind of shares that are subject to any Option (including any Option outstanding after termination of employment) and the Option price per share without any change in the aggregate Option price to be paid therefor upon exercise of the Option, (iii) the number and kind of Rights granted or that may be granted under the Plan, (iv) the number and kind of shares of outstanding Restricted Stock, (v) the number and kind of shares of Common Stock covered by a Performance Award or Other Stock-Based Award and (vi) the number of outstanding dividend equivalents, as the Committee shall deem appropriate in the circumstances; provided that, the Committee shall make such adjustments in the event of an equity restructuring (as defined in Statement of Financial Accounting Standards No. 123 (revised)) as are necessary to prevent the dilution in value of a Participant’s Award.”

FORTUNE BRANDS, INC.

Date: September 25, 2007

	By:	/s/ Mark A. Roche
	Its:	Senior Vice President, General Counsel and Secretary